Exhibit 99.1

TELA Bio Announces Fourth Quarter and Full Year 2020 Financial Results

MALVERN, Pa., March 24, 2021 -- TELA Bio, Inc. ("TELA"), a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Recent Highlights

-	Recognized revenue of $5.7 million for the fourth quarter and $18.2 million for the full year 2020, representing increases of 17% and 18% respectively, over the corresponding periods of 2019

-	Conducted virtual VIP tours and educational webinars to approximately 200 surgeons as part of the TELA LIVE virtual programs

-	Continued to expand the commercial team to drive growth initiatives

-	Published additional positive data, including initial two-year data, from the BRAVO study evaluating OviTex® Reinforced Tissue Matrix for the treatment of ventral hernias showing favorable recurrence rates

"Despite the many challenges of COVID-19, we continue to see momentum in our business and were able to generate fourth quarter and 2020 revenue growth," said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "I am very proud and humbled by the way our team came together over the past year during these uncertain times. Over the course of 2020, we focused on engaging our customers virtually, optimizing our product portfolio, and completing the 12-month analysis of our patients in our BRAVO study. As a result of these accomplishments and our strong financial position, we believe we are well positioned to gain market share and accelerate revenue growth over the long term.”

The BRAVO study is a multi-center prospective study designed to evaluate the clinical performance of OviTex Reinforced Tissue Matrix for the treatment of ventral hernias. Seventy-six (76) patients have completed their 12-month follow-up with only two having experienced a hernia recurrence, both adjacent to the original repair with the OviTex repairs remaining intact. Fifty-one (51) patients reached the 24-month follow-up with none experiencing a recurrence.

“While we intend to build on this momentum in 2021, I am deeply saddened to report the recent loss of our Chief Medical Officer and co-founder, Maarten Persenaire, who died unexpectantly on March 7th. Maarten was instrumental in the founding of the company and the development of OviTex. His lasting contribution will live on in TELA Bio as well as with the surgeons and patients we serve. All of us will be forever grateful to Maarten and we will continue to honor and build upon his legacy.”

Fourth Quarter 2020 Financial Results

Revenue was $5.7 million for the fourth quarter of 2020, an increase of 17% compared to the prior year period despite experiencing increased volatility in demand for our products in December due to the COVID resurgence. The increase was due primarily to the expansion of the commercial organization and increased penetration within existing customer accounts.

Gross profit was $3.7 million for the fourth quarter of 2020, or 65% of revenue, compared to $3.0 million, or 61% of revenue, in the same period in 2019. The increase in gross margin was due primarily to longer shelf life and inventory management for our OviTex products.

Operating expenses were $10.4 million in the fourth quarter of 2020, compared to $8.8 million in the same period in 2019. The increase was due to the expansion of our commercialization activities, higher personnel costs and increased insurance premiums.

Loss from operations was $6.7 million in the fourth quarter of 2020, compared to a loss from operations of $5.8 million in the same period in 2019.

Net loss was $7.8 million in the fourth quarter of 2020, compared to a net loss of $6.5 million in the same period in 2019.

Full Year 2020 Financial Results

Revenue was $18.2 million for the full year 2020, an increase of 18% compared to the full year 2019. This increase was due primarily to the commercial organization's expansion and increased penetration within existing customer accounts.

Gross profit was $11.2 million for the full year 2020, or 62% of revenue, compared to $9.3 million, or 60% of revenue, for the full year 2019. The gross margin increase was due primarily to longer shelf life and inventory management for our OviTex products.

Operating expenses were $36.5 million for the full year 2020, compared to $28.4 million in the prior year. The increase was due to the expansion of our commercialization activities, higher personnel costs and increased costs associated with operating as a public company which was partially offset by lower travel and consulting expenses resulting from the cost containment actions taken in response to the COVID-19 pandemic.

Loss from operations was $25.3 million for the full year 2020, compared to a loss from operations of $19.2 million for the full year 2019.

Net loss was $28.8 million for the full year 2020, compared to a net loss of $22.4 million for the full year 2019.

Cash and cash equivalents on December 31, 2020 were $74.4 million.

Financial Outlook

For the full year 2021, TELA Bio expects total revenue to be in the range of $27.0 million to $30.0 million, representing growth of 48% to 65% over the prior year period. Continued uncertainty relating to the dynamic environment with the COVID-19 pandemic could materially impact our estimate.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results on Wednesday, March 24, 2021 at 4:30 PM ET.

To participate in the call, please dial (855) 548-1219 (domestic) or (409) 217-8881 (international) and provide conference ID 8550518. The live webcast will be available on the Events & Presentations page of the investors section of TELA's website.

About TELA Bio, Inc.

TELA Bio Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction. The company is committed to providing patients with advanced, economically effective biologic material repair solutions to patients to minimize long-term exposure to permanent synthetic materials and improve clinical outcomes. TELA Bio’s OviTex® and OviTex PRS Reinforced Tissue Matrix products are purposefully designed to address the shortcomings of existing reinforcement materials in hernia repair, abdominal wall reconstruction and plastic and reconstructive surgery. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2021. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek

347-620-7010
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$74,394	$45,302
Short-term investments	—	9,285
Accounts receivable, net	2,683	2,836
Inventory	3,907	4,603
Prepaid expenses and other assets	2,241	2,308
Total current assets	83,225	64,334
Property and equipment, net	626	677
Intangible assets, net	2,607	2,911
Total assets	$86,458	$67,922

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$652	$3,171
Accrued expenses and other current liabilities	5,953	3,542
Total current liabilities	6,605	6,713
Long-term debt with related party	30,827	30,243
Other long-term liabilities	—	4
Total liabilities	37,432	36,960

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,437,289 and 11,406,976 shares issued and 14,437,107 and 11,406,221 shares outstanding at December 31, 2020 and 2019, respectively	14	11
Additional paid-in capital	245,736	198,829
Accumulated other comprehensive loss	(71)	(19)
Accumulated deficit	(196,653)	(167,859)
Total stockholders’ equity	49,026	30,962
Total liabilities and stockholders’ equity	$86,458	$67,922

TELA Bio, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$5,667	$4,864	$18,213	$15,446
Cost of revenue (excluding amortization of intangible assets)	1,929	1,825	6,675	5,870
Amortization of intangible assets	76	76	304	304
Gross profit	3,662	2,963	11,234	9,272
Operating expenses:
Sales and marketing	6,377	5,382	22,111	18,060
General and administrative	2,869	2,486	10,143	6,223
Research and development	1,163	921	4,255	4,151
Total operating expenses	10,409	8,789	36,509	28,434
Loss from operations	(6,747)	(5,826)	(25,275)	(19,162)
Other (expense) income:
Interest expense	(903)	(884)	(3,564)	(3,609)
Change in fair value of preferred stock warrant liability	—	(1)	—	(5)
Other (expense) income	(140)	179	45	351
Total other expense	(1,043)	(706)	(3,519)	(3,263)
Net loss	(7,790)	(6,532)	(28,794)	(22,425)
Accretion of redeemable convertible preferred stock to redemption value	—	(940)	—	(7,783)
Net loss attributable to common stockholders	$(7,790)	$(7,472)	$(28,794)	$(30,208)
Net loss per common share, basic and diluted	$(0.54)	$(1.22)	$(2.23)	$(17.10)
Weighted average common shares outstanding, basic and diluted	14,432,974	6,127,486	12,934,421	1,766,412